March 1, 2002


Mr. Barry Benjamin
PricewaterhouseCoopers LLP
250 West Pratt Street
Suite 2100
Baltimore, MD 21201


RE:  The Vantagepoint Funds (Registrant)


Dear Mr. Benjamin,

In accordance with the requirements of Item 304 of Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following disclosures in the Registrants' reports on Form N-SAR for the period ended December 31, 2001:

Item 77K Change in registrant's certifying accountant

For the fiscal year ended December 31, 2000 and for previous years, PricewaterhouseCoopers LLP and its predecessor ("PwC") served as independent public accountant for the registrant. On August 8, 2001 the Audit Committee of the Board of Directors of the registrant approved a change in the independent public accountant by selecting Deloitte & Touche LLP ("D&T"); pursuant to that approval PwC resigned as auditors effective August 8, 2001. The Board's selection of D&T did not result from any dispute between the registrant and PwC, and PwC's reports for the last two fiscal years did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 2000 and during the period prior to PwC's resignation, there was no disagreement between PwC and the registrant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During the two fiscal years ended December 31, 2000 and during the period prior to PwC's resignation, there were no reportable events as defined by
Item 304(a) (1) (v) or Regulation S-K and the registrant has not consulted D&T regarding any matter defined in Item 304 (a) (2) of Regulation S-K prior to their engagement.

A copy of your letter will be filed with the Securities and Exchange Commission along with this letter as an exhibit to each Registrant's Form N-SAR for the period ended December 31, 2001 (in accordance with Sub-Item 77k of Form N-SAR)


Sincerely,

Paul A. Breault

Paul A. Breault, Treasurer
for the Vantagepoint Funds
777 North Capitol Street, NE
Washington, DC 20002-4240
1-202-962-4600
Fax 1-202-962-4601